JOSEPH J. MAO
                           Certified Public Accountant


126 Country Village Lane      Tel: 718-961-2661                Fax: 718-961-2553
New Hyde Park, NY 11040       Tel: 516-437-5603       E-mail: joemao52@yahoo.com


June 13, 2005


Office of the Chief Accountant
Security & Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sir/Or Madam:

Ref: Top Group Holdings, Inc.

I refer to the Current Report on Form 8-K dated June 13, 2005 (the "Report") relating to my dismissal as the independent accountant of TOP Group Holdings, Inc. (the "Company") on December 28, 2004.

I am in agreement with all of the information contained in the Report. Without limiting the foregoing, during the time I served as the Company's independent accountant, there were no disagreements between me and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to my satisfaction, would have caused me to make reference to the subject matter of the disagreements in connection with my report on the Company's consolidated financial statements.

Yours truly yours,



/s/Joseph Mao

Joseph Mao, CPA